Ameron International Announces Adoption of New
                     Shareholder Rights Agreement

    PASADENA, Calif.--(BUSINESS WIRE)--Nov. 12, 2007--Ameron International Corporation ("Ameron" or the "Company") (NYSE:AMN) announced today that it has entered into a Shareholder Rights Agreement. The Rights Agreement is designed to deter the use of coercive or abusive takeover tactics by one or more parties interested in acquiring Ameron or a significant position in Ameron common stock, as well as to generally assist the Board in representing the interests of all shareholders in connection with takeover proposals. The Rights Agreement accomplishes these objectives by encouraging a potential acquiror to negotiate with the Board. The Rights Agreement was not adopted in response to any effort to acquire control of Ameron; rather, it replaces a similar shareholder rights agreement which expired by its terms on December 16, 2006.

    One "Right" will be issued for each share of Ameron common stock outstanding as of November 16, 2007. Once exercisable, each Right represents the right to purchase a unit consisting of 1/100th of a share of Ameron's preferred stock at a per unit price of $150, subject to adjustment as set forth in the Rights Agreement. The Rights are not exercisable, and separate Rights Certificates will not be issued, unless the Rights are triggered. The Rights would be triggered by, among other things, a person acquiring or announcing an intention to acquire 20% or more of Ameron's voting stock, or upon the consummation of a transaction in which Ameron is not the surviving entity, the outstanding shares of Ameron common stock are exchanged for stock or assets of another person, or 50% or more of Ameron's consolidated assets or earning power are sold. If such party exceeds the ownership thresholds and the Rights are not redeemed, the Rights become exercisable at a discounted price, thereby diluting the interested party's holdings in Ameron. However, the Rights Agreement would not be triggered by an all cash, fully financed offer for 100% of the outstanding shares of Ameron common stock at an offer price per share representing a reasonable premium over the average market price of Ameron common stock for the 30 trading days immediately preceding the date on which the offer is commenced.

    The Rights will expire on November 11, 2008, unless the Rights are extended by Ameron's shareholders, in which case, the Rights will expire on November 11, 2010. Subject to certain exceptions, the Rights are redeemable by action of the Board at a nominal price per Right.

    The Company will file a Registration Statement on Form 8-A with the U.S. Securities and Exchange Commission on Tuesday, November 13, 2007 setting forth additional information regarding the terms and conditions of the Rights Agreement, the Rights and the preferred stock.

    Ameron is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the forecasted, estimated or anticipated future results of Ameron are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.

    CONTACT: Ameron International Corporation
             Gary Wagner, Executive Vice President, COO
             James R. McLaughlin, Senior Vice President, CFO
             Telephone: 626-683-4000